Exhibit 10.17

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE PONCE FINANCIAL GROUP, INC.
2023 LONG-TERM INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:

Grant Date:

Expiration Date:

Pursuant to the Ponce Financial Group, Inc. 2023 Long-Term Incentive Plan as amended through the date hereof (the “Plan”), Ponce Financial Group, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Committee to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains a Non-Employee Director on such dates:

Incremental Number of Options Shares Exercisable	Exercisability Date
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan. If the Optionee’s service as a Non-Employee Director is terminated in connection with a Change of Control, any unvested Stock Options shall become immediately vested.

2. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Committee of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Committee; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Committee; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination as Non-Employee Director. If the Optionee ceases to be a Non-Employee Director, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s service as a Non-Employee Director terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date shall immediately vest if not already vested and all such Stock Options (whether or not vested at the time of death) may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Effect of a Change of Control. Upon a Change of Control, any outstanding Stock Options may be exercised by the Optionee for a period of two years from the date of the Change of Control or until the Expiration Date, if earlier.

(c) Other Termination. If the Optionee ceases to be a Non-Employee Director for any reason other than the reasons described in (a) and (b) above, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to be a Non-Employee Director, for a period of 6 months from the date the Optionee ceased to be a Non-Employee Director or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee ceases to be a Non-Employee Director shall terminate immediately and be of no further force or effect.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5. Transferability. Except as otherwise permitted by the Plan, this Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6. No Obligation to Continue as a Non-Employee Director. Neither the Plan nor this Award Agreement confers upon the Optionee any rights with respect to continuance as a Non-Employee Director.

7. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

8. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

9. Clawback. This Agreement and any payments hereunder are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. As of the effective date of this Plan, the Company’s policy provides that in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with the provisions of Section 10D of the Exchange Act and the rules and regulations adopted by the NASDAQ Stock Market LLC in compliance therewith, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from Grantee, if Grantee is a current or former executive officer of the Company who received incentive-based compensation during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, determined by the Compensation Committee of the Board of Directors of the Company to be in excess of what would have been paid to the executive officer under the accounting restatement. In addition, the Company shall recover from Grantee any Award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

PONCE FINANCIAL GROUP, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:

Optionee’s Signature

Optionee’s name and address: